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                                                                    EXHIBIT 99.1


PROVINCE LOGO

                                  NEWS RELEASE
                              FOR IMMEDIATE RELEASE

                           CONTACT: MERILYN H. HERBERT
                       VICE PRESIDENT, INVESTOR RELATIONS
                                  (615)370-1377

                   PROVINCE HEALTHCARE PURCHASES TWO HOSPITALS

         Brentwood, TN, October 1, 1999 - Province Healthcare Company (Nasdaq:
PRHC) announced today that it has acquired Trinity Valley Medical Center in Palestine, Texas and Minden Medical Center in Minden, Louisiana from Tenet Healthcare Corporation.

         Trinity Valley Medical Center is a 153-bed facility with revenues of approximately $35.1 million and Minden Medical Center is a 121-bed hospital with revenues of approximately $25.6 million, both as of May 31, 1999. Province purchased the hospitals from Tenet Healthcare Corporation for approximately $77 million.

         Martin S. Rash, President and Chief Executive Officer of Province Healthcare, commented, "Trinity Valley Medical Center is located in Palestine, Texas where we own the other hospital in the community. By serving as the sole provider in the market we will be able to add services currently unavailable but badly needed by the community. The Palestine market has a service area population in excess of 100,000."

         Minden Medical Center is a full-service hospital serving northwest Louisiana. Located approximately 30 minutes east of Shreveport, this facility is the only hospital in a service area population of approximately 64,000. Rash added, "These acquisitions reaffirm our commitment to providing high quality healthcare to attractive non-urban communities."

         Province Healthcare is a provider of health care services in attractive non-urban markets in the United States. The Company owns or leases 15 general acute care hospitals in eight states with a total of 1,284 licensed beds. The Company also provides management services to 49 primarily non-urban hospitals in 17 states and Puerto Rico with a total of 3,526 licensed beds.

CONTACT: MERILYN H. HERBERT, PROVINCE HEALTHCARE COMPANY (PRHC) AT (615)370-1377

                                     -MORE-

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PROVINCE HEALTHCARE PURCHASES TWO HOSPITALS                                    2

         Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

         Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with general economic and business conditions, the effect of future governmental regulations, including the recently enacted Balanced Budget Act of 1997, changes in Medicare and Medicaid reimbursement levels, and the Company's ability to implement successfully its acquisition and development strategy and to obtain financing therefor. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained upon request from the Company.




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